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        7961 SHAFFER PARKWAY
        SUITE 5
[LOGO]  LITTLETON, COLORADO 80127
        TELEPHONE  (720) 981-1185
        FAX  (720) 981-1186


                                       Trading Symbol:  VGZ
                                       Toronto and American Stock Exchanges
_________________________________________________NEWS __________________________

VISTA GOLD CORP. ANNOUNCES A PROPOSED U.S. $3.4 MILLION PRIVATE PLACEMENT


DENVER, COLORADO DECEMBER 30, 2002 - Vista Gold Corp. (TSX & AMEX: VGZ) plans to undertake a private placement financing, subject to shareholder and regulatory approvals, in which it will raise gross proceeds of U.S. $3.4 million from the sale of 1.4 million special warrants, each priced at U.S. $2.42, which will automatically convert into equity units upon shareholder approval of the issuance of the securities comprising the equity units. Each equity unit will consist of one common share and a warrant, exercisable over a four-year period, to purchase one common share for U.S. $3.14 during the first year, U.S. $3.56 during the second year, U.S. $3.92 during the third year and U.S. $4.28 during the fourth year. Starting on the second anniversary of the closing of this private placement, if the common shares of the Corporation trade at a value of 150% or more of the respective exercise price (i.e. 150% of U.S. $3.92 before the third anniversary, and 150% of U.S. $4.28 before the fourth anniversary) for a period of 15 consecutive trading days on the American Stock Exchange, then the Corporation has the option to request that the warrants be exercised. If the warrants are not exercised within 15 business days following this request, they will be cancelled. A placement agent will earn a 10% cash finder's commission in connection with the private placement.

The Corporation anticipates requesting shareholders' approval at a Special Shareholders' Meeting before the end of February, 2003. If the transaction is completed, the proceeds will be used to evaluate and acquire additional gold projects, to further explore and improve its existing gold projects, and for general corporate purposes.

The securities described above have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Vista Gold Corp. is an international gold mining, development and exploration company based in Littleton, Colorado. Its holdings include the Paredones Amarillos project in Mexico; the Hycroft mine, Maverick Springs and Mountain View projects in Nevada; and the Amayapampa project in Bolivia.









The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation's periodic reports, including the annual report on Form 10-KSB, as amended, filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Jock McGregor or Jack Engele at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com
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